FOR IMMEDIATE RELEASE
Date:	January 30, 2009
Contact:	Helen Tederous
First Niagara
716-625-7002 (office)
716-697-2335 (mobile)

Carl Florio appointed to First Niagara Financial Group Board of Directors

Carl Florio was appointed to the First Niagara Financial Group Board of Directors on Tuesday, January 27th.  Florio, the former President and Chief Executive Officer of Hudson River Bancorp, Inc, which First Niagara purchased in early 2005, is extremely familiar with First Niagara and its markets, particularly the Eastern New York region. Florio also served as the Regional President in Eastern New York for First Niagara after the acquisition of Hudson River.

“Carl has shown a great interest in helping to strengthen First Niagara’s financial performance and increase shareholder value,” said Tom Bowers, chairman of First Niagara Financial Group’s Board of Directors.  “We are fortunate to be able to utilize his business acumen, and look forward to his contributions and insights.”   Mr. Florio will be proposed for election by the shareholders at the 2009 annual meeting.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.3 billion and deposits of $5.9 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.